EXHIBIT 10.1

AMENDED OFFER OF EMPLOYMENT – CHIEF FINANCIAL OFFICER

April 2, 2024

Dana Perez, CPA

2335 Bellarosa Circle

Royal Palm Beach, Florida 33411

Re:	Amended Offer of Employment – Chief Financial Officer

Dear Dana:

In consideration of your request for an increase in compensation, executive management, in collaboration with the Compensation Committee, has conducted a review of your performance since your appointment as Chief Financial Officer (“CFO”) of MGO Global Inc. (“MGO” or the “Company”) in mid-January 2024. In addition, our Compensation Committee considered the peer compensation analysis completed earlier this year to assess the reasonability of your request against the average compensation benchmarks for the role of CFO of the peer group. After due deliberation, MGO is pleased to amend your compensation terms pursuant to this amended offer of employment (“Amended Offer”) as follows:

●	Your base salary shall be increased from $165,000 per year to $200,000 per year, effective April 2, 2024.

●	The annual cash bonus you shall be eligible to receive based on your and the Company’s continued satisfaction of a combination of personal and Company goals shall be increased from “up to 20%” to “up to 25%” of your base salary. This bonus is subject to your continued employment with the Company through the time at which the bonus is being paid. Any cash bonus for an applicable calendar year shall be paid no later than the end of the first quarter of the following calendar year. Additionally, the Company shall withhold from any payments made to you (including, without limitation, those specified in this offer letter) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling. MGO’s executive management shall review your performance annually and may revise your compensation, subject to approval by the Company’s Compensation Committee.

●	In addition to the 50,000 restricted stock units (“RSUs”) granted to you on your original commencement date in January 2024, you will be granted another 50,000 RSUs in accordance with the 2022 Equity Incentive Plan on April 2, 2024. Subject to any acceleration provisions contained in the Plan or any other written agreement authorized by the Plan Administrator governing the terms of this award, these RSUs will vest on the one-year anniversary of their grant date, or April 2, 2025.

●	You will continue to be afforded the same benefits as defined in the original Offer Letter to you.

This Amended Offer is not a guarantee of employment for a specific period of time. Your employment with the Company, should you accept this offer, will be “at-will,” which means that you or the Company may terminate your employment for any or no reason, at any time without any severance pay other than salary earned up to the date of termination. In the event you elect to resign your employment with the Company, you agree to provide the Company with 60 days’ written notice of your termination of employment. During this notice period, the Company may ask you to perform specific duties or no duties at all and may ask you not to attend work during all or any part of your notice period. During your notice period, you will continue to receive the salary and benefits that you had been receiving immediately prior to such period, subject to any changes generally made for other employees of the Company. Further, upon termination of your employment for any reason, you agree to cooperate with the Company with respect to those business-related matters of which you have knowledge and to assist with the orderly return of Company property and transition of your work to others, as directed by the Company.

You should be aware that Company employees are not permitted to make any unauthorized use of documents or other information, which could reasonably be considered or construed to be confidential or proprietary information of another individual or company. Likewise, Company employees may not bring with them onto the premises of the Company or place on Company devices or within the Company’s information systems any confidential documents or other forms of tangible information relating to their prior employer’s business. Further, you represent to the Company that you are not subject to any contract or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties.

This Amended Offer, as well as all matters concerning, arising out of or relating to your employment shall be governed by and construed under the laws of the State of Florida, without regard to its conflict-of-law principles. Further, any dispute concerning or arising out of this offer letter or otherwise out of your employment with the Company shall be heard exclusively pursuant to the dispute resolution provisions set forth in the NDA.

By signing this letter, you acknowledge that (1) you have not relied upon any representations other than those set forth in this offer letter or the NDA; (2) the terms of this offer and the NDA constitute the entire understanding and contain a complete statement of all the agreements between you and the Company; (3) this offer letter and the NDA supersede all prior and contemporaneous oral or written agreements, understandings or communications between you and the Company; and (4) any subsequent agreement or representation between you and the Company shall not be binding on the Company unless contained in a writing signed by you and an authorized representative of MGO Global Inc.

If you have any questions or issues that may arise after reviewing this Amended Offer, please don’t hesitate to contact me by email at mgo@mgoteam.com. Please provide us with your decision on whether or not the revised terms defined in this Amended Offer are acceptable by signing below on or before Tuesday, April 2, 2024.

Sincerely,

Maximiliano Ojeda
Chairman and CEO

“Agreed and Acknowledged” (please sign, date and retain a copy for your records)

Dana Perez

Date:____________________________________________